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                    [Letterhead of KPMG Peat Marwick LLP]



The Board of Directors
Hawaiian Electric Industries, Inc.


We consent to incorporation by reference in the Registration Statement on Form S-3 of Hawaiian Electric Industries, Inc. of our report dated February 11, 1994, relating to the consolidated balance sheets of Hawaiian Electric Industries, Inc. and subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of income, retained earnings and cash flows for each of the years in the three-year period ended December 31, 1993, which report is incorporated by reference in the 1993 annual report on Form 10-K of Hawaiian Electric Industries, Inc. We also consent to incorporation by reference of our report dated February 11, 1994 relating to the financial statement schedules of Hawaiian Electric Industries, Inc. in the aforementioned 1993 annual report on Form 10-K, which report is included in said Form 10-K, and to the reference to our Firm under the heading "Experts" in the Prospectus.



                                                       /s/ KPMG Peat Marwick LLP



Honolulu, Hawaii
November 22, 1994


                                EXHIBIT 23(a)